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FOR IMMEDIATE RELEASE                   CONTACT:  Eric Sieracki
                                               John Dolphin
                                               (818) 304-7523
                                               Laura Snow
                                               (818) 304-4422

                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
            REPORTS FOURTH QUARTER EARNINGS - DECLARES CASH DIVIDEND

PASADENA, CA (March 21, 1995) -- Countrywide Credit Industries, Inc. (NYSE:CCR), the nation's largest residential mortgage lender and servicer, announced today that unaudited net earnings for the fourth fiscal quarter ended February 28, 1995 were $19.4 million. Primary and fully diluted earnings per common share were $0.21. Earnings for the quarter ended February 28, 1994 were $47.1 million, or $0.51 per primary and fully diluted share.
Unaudited net earnings for fiscal 1995 amounted to $88.4 million, down 51 percent versus the prior year. Primary and fully diluted earnings per share for the year were $0.96. In fiscal 1994, net earnings totaled $179.5 million, or $1.94 per fully diluted share.

Countrywide's Board of Directors declared a cash dividend of $0.08 per common share for the fourth quarter, payable April 17, 1995 to shareholders of record on April 3, 1995.

"In Countrywide's fourth fiscal quarter, the servicing segment highlights included continued portfolio expansion and healthy profit margins," said David
S. Loeb, chairman. "The portfolio grew by $8 billion during the quarter and $28 billion for the fiscal year, despite difficult market conditions. Bulk acquisitions, which complement current production and augment portfolio growth, amounted to $4 billion for the quarter and $18 billion for the fiscal year. Prepayments occurred at an annualized rate of only 5 percent during the quarter. Expectations of low future prepayments contributed to a servicing asset amortization rate of 6 percent which, coupled with modest hedge costs, resulted in servicing margins remaining strong during the quarter.


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"Production for the quarter approached $6 billion in spite of downward seasonal trends," Loeb continued. "More importantly, application activity reflected steady improvement during the quarter. The daily average application rate was $119 million in December, $125 million in January and $135 million in February. Furthermore, this rate has increased to over $150 million month-to-date and the pipeline currently exceeds $4 billion. As the portfolio continues to grow, the production segment provides necessary protection for our valuable servicing asset and remains a critical component of our counter cyclical macro-hedge.
Loss on sale of loans moderated for the quarter, but this improvement was substantially offset by a decline in origination fees driven by a higher percentage of third-party production. In addition, due to lower volume during the quarter, the production segment margin rate was substantially the same as in the third quarter despite a smaller loss.

"While fiscal 1995 was a challenging year, it was the third most profitable year in the company's history. The industry landscape appears to be improving because liquidations and outsourcing are reducing excess capacity and a flattening yield curve is increasing consumer demand for fixed-rate loans. This improving environment, combined with our business development efforts and substantial servicing earnings, should provide a stable foundation for the company as we enter fiscal 1996."

Countrywide ended the year with a servicing portfolio of approximately $113 billion, 34 percent higher than the portfolio it held at the end of fiscal 1994. The weighted average coupon of the loans serviced was 7.6 percent at February 28, 1995 and 7.2 percent at February 28, 1994. In the fourth quarter, prepayments slowed to an annualized rate of 5 percent, down from 32 percent in the quarter ended February 28, 1994.

Of the $28 billion of loans produced during the year, 30 percent were refinances versus 75 percent in fiscal 1994. Adjustable-rate loans accounted for 34 percent of total production during fiscal 1995 and 19 percent during fiscal 1994.

Countrywide Credit Industries, Inc., founded in 1969, originates, purchases, sells and services loans for single-family homes.


                                 (tables follow)
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                  Countrywide Credit Industries, Inc.

 CONSOLIDATED INCOME STATEMENTS
(unaudited)

                            Three Months             Twelve Months
                                Ended                     Ended
                             February 28,               February 28,

(Dollar amounts in      1995    1994       %      1995     1994        %
thousands, except                       Change                      Change
share data)
Revenues
 Loan origination
   fees               $35,360  $97,565    (64%)  $203,426  $379,533   (46%)
 Gain (loss) on
   sale of loans      (11,036)  22,555   (149%)   (41,342)   88,212  (147%)
  production revenue   24,324  120,120    (80%)   162,084   467,745   (65%)

 Interest earned       97,380  108,695    (10%)   343,138   376,225    (9%)
 Interest charges     (83,766) (77,141)     9%   (267,685) (275,906)   (3%)
  Net interest income  13,614   31,554    (57%)    75,453   100,319   (25%)

 Loan servicing
  income              118,918   86,001     38%    428,994   307,477    40%
 Less
 Amortization of
  servicing assets    (24,371) (38,742)   (37%)   (95,768) (242,177)  (60%)
 Servicing hedge
  (amortization)
  benefit                (608)  (7,500)   (92%)   (40,030)   73,400  (155%)
 Less write-off
  of servicing hedge        0        0      0%    (25,600)        0   100%
  Net loan
  administration
  income               93,939   39,759    136%    267,596   138,700    93%

 Gain on sale of
  servicing                 0        0      0%     56,880         0   100%
 Commissions,
 fees and other
 income                 8,836   12,764    (31%)    40,650    48,816   (17%)
  Total revenues      140,713  204,197    (31%)   602,663   755,580   (20%)

Expenses
 Salaries and
  related expenses     45,013   62,590    (28%)   199,061   227,702   (13%)
 Occupancy and
  other office
  expenses             25,304   28,387    (11%)   102,193   101,691     0%
 Guarantee fees        24,113   16,775     44%     85,831    57,576    49%
 Marketing expenses     5,361    7,771    (31%)    23,217    26,030   (11%)
 Branch and
  administrative office
  consolidation costs       0        0      0%      8,000         0   100%
 Other operating
  expenses              8,572   10,103    (15%)    37,016    43,481   (15%)
  Total expenses      108,363  125,626    (14%)   455,318   456,480    (0%)

Earnings before
 income taxes          32,350   78,571    (59%)   147,345   299,100   (51%)
 Provision for
  income taxes         12,940   31,428    (59%)    58,938   119,640   (51%)
NET EARNINGS          $19,410  $47,143    (59%)   $88,407  $179,460   (51%)

Earnings per Share
   Primary              $0.21    $0.51    (59%)     $0.96     $1.97   (51%)
   Fully Diluted        $0.21    $0.51    (59%)     $0.96     $1.94   (51%)

Weighted Average
Shares Outstanding
   Primary         92,066,000 92,315,000     0% 92,087,000 90,501,000   2%
   Fully Diluted   92,284,000 92,315,000     0% 92,216,000 92,445,000   0%




                                   (more)
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                    Countrywide Credit Industries, Inc.


SELECTED OPERATING DATA (unaudited)
(Dollar amounts in thousands)

                         Three Months Ended         Twelve Months Ended
                          February 28,                  February 28,

                   1995       1994       %       1995        1994       %
                                       Change                         Change
Volume of loans
 produced      $5,784,191 $13,127,607   (56%) $27,866,170 $52,458,879  (47%)

Number of loans
 produced          55,872      99,366   (44%)     250,335     382,853  (35%)

Bulk servicing
 acquisitions  $4,444,859     $46,998  9,358% $17,569,390  $3,432,271   412%

At February 28,       1995        1994        %
                                            Change

Pipeline of loans-
 in-process         $3,640,385  $7,622,592   (52%)
Loan servicing
 portfolio*       $113,110,562 $84,677,802    34%
Number of loans
 serviced*             987,139     697,390    42%


*Includes
warehoused loans
and loans under
subservicing
agreements.